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                                                                   EXHIBIT 10.10

                  STRATEGIC AGREEMENT FOR PROFESSIONAL SERVICES
                 RELATED TO THE MANAGEMENT OF GMP|GENETICS Inc.

         This General Work Agreement for Professional Services Related to the Management of GMP|Genetics, Inc. (the "AGREEMENT") is made as of the 21st day of March 2000, (the "EFFECTIVE DATE"), by and between NOVA Biomedical Corporation, a Massachusetts corporation with its principal place of business at 200 Prospect Street, Waltham, MA ("NOVA") and GMP|Genetics, Inc. ("GMP|GENETICS "), a Delaware corporation and a subsidiary of GMP Companies, Inc. with its usual place of business at One East Broward Boulevard, Suite 1701, Ft. Lauderdale, FL 33301 ("GMP COMPANIES"). NOVA and GMP|Genetics are referred to collectively herein as the "PARTIES".

         NOVA will perform the function of strategic collaborator on-site working in collaboration with the onsite Chief Scientific Officer (CSO) and Director of Operations of GMP|Genetics and will report to GMP COMPANIES. NOVA's CEO, Frank Manganaro, COO, John Wallace, and Vice President of Business Development, Dr. Jeffrey DuBois will jointly fill the role of strategic collaborator on-site working in collaboration with the onsite Chief Scientific Officer (CSO), Director of Operations, Bart Chernow, MD, and Michael Salem, MD. Their time will not be directly charged to GMP|Genetics but will be included as part of NOVA's management fee. All of NOVA's other resources and departments will be available to GMP|Genetics on an as needed basis and will be charged on a time and material basis. This will mean that GMP|Genetics will not have to hire full time staff until there is a fulltime need. The functions available to GMP|Genetics include the following:

         Finance including cost accounting and payroll
         Human Resources including recruitment and hiring
         Business Development
         Materials and purchasing
         Management Information Systems including computers, networks, and communications
         Engineering including development of laboratory automation and fixtures
         Facilities/Construction including design and construction of offices and laboratory spaces

Dr. Joseph Chan will be responsible for the technical supervision of the technology transfer phase of the laboratory development until Dr. Nicholas Papadopolous is available on a full time basis. Once Dr. Papadopolous is fulltime Dr. Chan will be the technical backup during Dr. Papadopolous' absence.

                                    RECITALS

         WHEREAS, NOVA is engaged in the business of designing, developing and manufacturing medical devices based on customer specifications;

         WHEREAS, GMP|Genetics is engaged in the development of genetic laboratory services (the "Service") based GMP|Genetics' proprietary Technology; and

         WHEREAS, GMP|Genetics and NOVA desire to enter into a cooperative agreement for the management of a genetic laboratory service on-site at NOVA, where NOVA becomes the managing partner of GMP|Genetics and reports to GMP COMPANIES;

         NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the parties agree as follows:

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1.       DEFINITIONS

         1.1 "GMP|GENETICS KNOW-HOW" shall mean any techniques, inventions, practices, methods, knowledge, skill, experience, test data and cost, sales and laboratory data of GMP|Genetics.

         1.2 "GMP|GENETICS TECHNOLOGY" shall mean all proprietary Technical Information of GMP|Genetics, as well as the improvements and modifications to such technology created by or on behalf of GMP|Genetics, including, without limitation, the Technical Information that relates to the discovery, design, synthesis, delivery, development, testing, use, manufacture or sale of the Product, which are owned by GMP|Genetics or which GMP|Genetics otherwise has the right to license, the GMP|Genetics Know-How, as well as all Intellectual Property Rights incorporated in the GMP|Genetics Technology.

         1.3 "INTELLECTUAL PROPERTY RIGHTS" shall mean copyrights, patents, and trade secrets whether or not registered, filed, applied for or the like, and all related rights.

         1.4 "NOVA KNOW-HOW" shall mean any techniques, inventions, practices, methods, knowledge, skill, experience, test data and cost, sales and manufacturing data of NOVA relating to the Products.

         1.5 "NOVA TECHNOLOGY" shall mean all proprietary Technical Information of NOVA, as well as improvements and modifications to such technology created by or on behalf of NOVA, including, without limitation, NOVA Know-How; provided, however, that NOVA Technology shall not include any GMP|Genetics Technology.

         1.6 "FIELD OF USE" shall mean the industry and market segment targeted by GMP|Genetics for the Work Product. For purposes of this Agreement, the Field of Use of the Work Product is limited to genetic testing and DNA analyses. All other existing or future applications are considered outside this Agreement.

         1.7 "PRODUCT" shall mean genetic laboratory services as further described in the business plan dated December 7, 1999, and all subsequent updates.

         1.8 "TECHNICAL INFORMATION" shall mean all technology, inventions, information, data, know-how, compounds and materials (whether or not patented or patentable) related to the design, development and manufacture of the Product.

2.       GENETIC LABORATORY DEVELOPMENT AND MANAGEMENT

         2.1 PHASE I - LABORATORY CONSTRUCTION AND OPERATIONAL DEVELOPMENT. GMP|Genetics and NOVA each agree, in cooperation with the other, to establish, construct, and develop an onsite genetics laboratory service on-site at NOVA according to the specifications defined by GMP|Genetics.

                  (A)      Development Obligations of the Parties.

                           (I) NOVA will manage the Phase I Laboratory Development Work;

                           (II) NOVA will assist GMP|Genetics with defining and verifying the laboratory specifications;

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                           (III)    NOVA will conduct both group and individual
                                    brainstorming to develop and refine the
                                    Laboratory Specifications;

                           (IV)     NOVA will assist GMP|Genetics with
                                    developing mutually agreeable plans to
                                    evaluate and verify Deliverables and the selected Product concept;

                           (V) NOVA will construct a laboratory facility of approximately 3,500 square foot at 200 Prospect Street, Waltham, MA 02454;

                  (B) Deliverables. NOVA will deliver to GMP|Genetics plans, which will be incorporated into the Laboratory Specifications by GMP|Genetics. The plans shall define the specification of capital equipment that have been defined and verified for integration into the overall design and construction of the genetics laboratory. GMP|Genetics shall review and approve the plans and such review, approval, and construction shall constitute the completion of the Phase I Development Work.

                  (C) Phase I Development Timing. NOVA shall use reasonable best efforts to complete the Phase I Development Work and the Phase I Deliverable set forth in subsection (b) above no later than four (4) months from the execution of this Agreement. The Parties acknowledge and agree that time is of the essence in completing the Phase I Development Work but also acknowledge and agree that development work is not susceptible to precise timing.

         2.2 Phase II - MANAGEMENT. Upon successful completion of the Phase I Development Work, NOVA agrees to manage in collaboration with the onsite Chief Scientific Officer (CSO) and Director of Operations of GMP|Genetics the overall operations of GMP|Genetics. NOVA shall perform its obligations either alone or through a subcontractor.

                  (A)      NOVA Phase II Management.

         NOVA shall perform, but will not be limited to, the following functions as part of its management responsibilities for GMP|Genetics as defined in a separate (to be developed) operating plan for GMP|Genetics

                           (I) Establish a detailed project and action plan with defined timelines and cost including:

                                    -        facilities construction

                                    -        administrative support

                                    -        personnel

                                    -        capital equipment

                                    -        consumables

                                    -        define the "How TO" of Technology
                                             Transfer to establish pilot lab

                                    -        regulatory issues - CLIA, FDA,
                                             local and state; laboratory for
                                             CLIA license has to be local. Dr.
                                             DuBois will become the Laboratory
                                             Director and maintain licensure by
                                             establishing the procedural,
                                             quality, and operating policies of
                                             the laboratory in

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                                             compliance with local, state, and
                                             federal regulations
                                    -        logistics of specimen acquisition -
                                             preparation of collection kits,
                                             mailer, test request form, etc
                                    -        information system (start-up and
                                             commercialization) and reporting
                                    -        logistics of shipping final sample
                                             - preparation of shipping kits,
                                             documents, etc

                           (II)     Define roles of the parties - GMP,
                                    GMP|Genetics, and NOVA

                           (III) NOVA to recruit and hire personnel, handle finances for initial operation and capital equipment, and define mechanisms for these business issues.

                           (IV) GMP Companies, Inc. will establish a corporate structure for GMP|Genetics in collaboration with Nova Biomedical and establish business processes, policies and procedures.

                           (V) NOVA will provide monthly financial, operating, and business development reports to GMP Companies within 25 days of the close of each month.

                           (VI)     Prepare an implementation plan for
                                    commercialization of this service,
                                    specifically a marketing and sales plan
                                    which quantifies top partners and defines the cost of the service.

                  (B) DELIVERABLES. Nova will deliver to GMP|Genetics an operational laboratory for GMP|Genetics employees. NOVA will support GMP|Genetics in obtaining required regulatory approvals as requested by GMP|Genetics at GMP|Genetics' expense.

         2.3      DEVELOPMENT FEES AND EXPENSES.

                  (A) Time and Materials Basis. NOVA will perform its construction obligations set forth in Section 2.1 on a time and materials basis for an estimated amount of one hundred fifty thousand dollars ($150,000) for the base laboratory construction. NOVA shall use reasonable best efforts to complete the specified services and the deliverables for no more than such estimated amounts. Further, should NOVA determine at any time that it may be necessary to exceed such estimated amounts, NOVA shall immediately notify GMP|Genetics in writing. In such notice, NOVA shall set forth NOVA's best estimate of the cost to complete the pertinent services and/or the deliverables. Following receipt of such notice, GMP|Genetics shall either instruct NOVA to halt work with respect to such services and/or deliverables, to continue on a time and material basis, or to suspend work pending further negotiation. NOVA shall be under no obligation to perform Phase I Development work or Phase II Management unless it is being paid by GMP|Genetics on a time and materials basis. GMP|Genetics will notify NOVA of any disputed amounts within 30 days and NOVA and GMP|Genetics agree to negotiate in good faith to resolve any differences before proceeding to the next step.

                  (B) No Other Compensation. The hourly rates prescribed in NOVA's Statement of Rates provided to GMP|Genetics (and attached hereto as Exhibit A) shall include compensation for any

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costs or burden incurred by NOVA, including (without limitation) occupancy, utilities, payroll, management and overhead. Capital equipment as noted in Exhibit B will be billed against advanced payments to GMP|Genetics at a 10% Material overhead Rate. Materials, supplies, travel costs, and other out-of-pocket expenses will be billed separately and charges for these items will not exceed GMP|Genetics' authorized amounts. No royalty or profit-sharing whatsoever is to be provided to NOVA for the services or deliverables.

                  (C) Additional Compensation/Expenses. Exhibit C outlines the Space/Lease obligations of GMP|Genetics, Monthly Management Fee, and Equity Participation.

                  (D) Changes to the Statement of Rates; Calculation of Fees and Expenses. NOVA may increase the hourly rates on the Statement of Rates during the project upon prior notice to GMP|Genetics but, in any event, not in excess of five percent (5 %), and not within twelve (12) months of the date of this Agreement and no more frequently than once annually thereafter.

         2.4      Payment; Manner of Payment.

                  (A) Invoices. NOVA shall submit invoices to GMP|Genetics for payment for work and/or Deliverables periodically for fees and costs incurred during the period. All invoices shall specifically include the hours by skill levels of employees performing the work. Each invoice shall separately set forth a summary of reimbursable travel expenses, if any. Supporting documentation (e.g., receipts for air travel, hotels, and rental cars) called for by NOVA shall be available for audit by GMP|Genetics during normal business hours. Terms for all invoices will be "net thirty (30) days" from invoice date. Late charges on past due invoices may be assessed at a rate of one and one-half percent per month. NOVA reserves the right to halt the work on the Phase I Development Work or the Phase II Management in the event GMP|Genetics has not paid an overdue invoice; provided, however that NOVA shall not be entitled to halt work if GMP|Genetics' failure to pay an overdue invoice is due to a good faith dispute between the parties concerning the content or calculation of any invoice.

                  (B) Subcontractor Payments. NOVA shall be responsible for paying all invoices for fees and costs for which it subcontracts.

                  (C) Deposit. GMP|Genetics shall pay NOVA a deposit of $ Four hundred thousand dollars ($400,000) due at signing and the balance of $1.288 million dollars or in lesser amounts as needed on or before May 1, 2000 prior to the start of the Phase I Development Work and for Capital equipment purchases . This deposit will be held until the completion of the Phase I Development Work and will be credited against the final invoice for the Phase I Development Work. Any remaining funds will be returned to the payer or credited against the deposit required for the Phase II Management. NOVA shall remit to any subcontractor any initial deposit required by such subcontractor out of the initial deposits made by GMP|Genetics to NOVA pursuant to this subsection (c). NOVA will not commence the Phase I Development Work or the Phase II Management, respectively until all required deposits have been received.

         2.5 REPRESENTATIONS AND WARRANTIES BY NOVA. NOVA makes the following representations and warranties for the benefit of GMP|Genetics, as a present and ongoing affirmation of facts in existence at all times when this Agreement is in effect:

                  (A) No Conflict. NOVA represents and warrants that it is under no obligation or restriction, nor will it assume any such obligation or restriction that does or would in any way interfere

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or conflict with, or that does or would present a conflict of interest concerning, the work to be performed by NOVA under this Agreement.

                  (B)      Ownership Rights. NOVA represents and warrants that
(1) except with respect to work to be performed for it by subcontractors for which NOVA will obtain the right to grant to GMP|Genetics ownership of the Products and Deliverables as more fully set forth in Section 3 below and except to the extent the work incorporates GMP|Genetics know-how and/or GMP|Genetics Technology, it is and will be the sole author or inventor of all works employed by NOVA in preparing any and all Deliverables; (2) it has and will have full and sufficient right to assign or grant the rights and/or licenses granted in the Deliverables pursuant to this Agreement; and (3) all Deliverables will not be published under circumstances that would cause a loss of copyright therein or loss of patentability.

                  (C) Conformity, Performance, and Compliance. NOVA represents and warrants (1) that all Deliverables shall be prepared in a workmanlike manner and with professional diligence and skill; (2) that all Deliverables will conform to the specifications and functions set forth in the Product Specifications relating thereto; and (3) that NOVA will perform the Phase I Development Work and the Phase II Product Development in compliance with applicable law.

         2.6 USE OF SUBCONTRACTORS. NOVA hereby acknowledges and agrees to ensure that all subcontractors engaged by NOVA to perform the Phase I Development Work or the Phase II Product Development agree to be bound by the terms of this Agreement.

         2.7      OWNERSHIP OF PRODUCTS.

                  (A) Ownership of Products and Deliverables. GMP|Genetics shall own all rights to the Products and the Deliverables, including all Intellectual Property Rights. NOVA hereby assigns to GMP|Genetics all right title and interest in any Intellectual Property Rights which comprise the Products and the Deliverables.

                  (B) Patents. When patentable subject matter created by NOVA or NOVA's agent(s) forms the basis of one or more claims of a patent application filed by GMP|Genetics, GMP|Genetics is the assignee of all patents and patent applications and Nova employees shall agree to such assignments, the names of the individual employee(s) and/or agent(s) of NOVA who created such patentable subject matter shall be included in such application as an "inventor".

3.       INDEMNIFICATION.

         3.1 INTELLECTUAL PROPERTY INDEMNIFICATION. The parties shall indemnify each other as follows:

                  (A) Agreement to Avoid Infringing. In performing services under this Agreement, NOVA and its agent(s) shall not knowingly design or develop any items that infringe Intellectual Property Rights of any third party. If NOVA becomes aware of any such possible infringement in the course of performing the Phase I Development Work or the Phase II Management, NOVA shall immediately so notify GMP|Genetics in writing. However, NOVA assumes no responsibility for ensuring that the Products or the Deliverables do not infringe Intellectual Property Rights of any third party. Upon acceptance of a Deliverable, GMP|Genetics shall assume all responsibility for liability related to the Deliverable and all resulting Products including, but not limited to, liability relating to infringement of patents or other Intellectual Property Rights of any third party, provided that NOVA

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shall remain responsible for Product-related warranties to the extent provided in the Manufacturing Agreement.

                  (B) GMP|Genetics Representation. GMP|Genetics represents and warrants that, to the best of its knowledge, the use of its technology to design and develop the Deliverables, Product Specification and the Products does not infringe any Intellectual Property Rights of a third party.

                  (C) NOVA Representation. NOVA represents and warrants that, to the best of its knowledge, the use of its technology to manufacture the Products does not infringe any Intellectual Property Rights of a third party.

                  (D) Intellectual Property Indemnification. GMP|Genetics will defend at its own expense any action against NOVA or its agent(s) that is based on a claim that the development, sale or other commercialization of the Products infringes on the Intellectual Property Rights of a third party and pay those damages or costs finally awarded against NOVA or its agent(s) in such action, provided that NOVA notifies GMP|Genetics promptly in writing of any such action and gives GMP|Genetics sole control of the defense and any negotiations for settlement or compromise of such action. NOVA agrees to provide reasonable best assistance to GMP|Genetics in connection with any such action.

         3.2 GENERAL INDEMNIFICATION BY NOVA. NOVA agrees to and hereby does indemnify and hold harmless GMP|Genetics and GMP|Genetics' officers, directors, employees, and agents, and GMP Companies' officers, directors, employees, and agents from and against any and all losses, costs, liabilities or expenses arising out of or in connection with NOVA's performance under or breach of this Agreement to the extent that such claims arise out of or result from the negligent act or omission of NOVA.

         3.3 GENERAL INDEMNIFICATION BY GMP|GENETICS. Following acceptance of design responsibility as described in Section 2.3 (b), GMP|Genetics agrees to, and hereby does, indemnify and hold harmless NOVA and NOVA's officers, directors, employees, and agents from and against any and all losses, costs, liabilities or expenses (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with GMP|Genetics', breach of this Agreement to the extent that such claims arise out of or result from (a) claims by third parties or (b) claims against NOVA for personal injury or property damage which arise out of (i) the sale or other distribution of Products by GMP|Genetics, (ii) any representation made or warranty given by GMP|Genetics with respect to any Product, (iii) the sale or use of any product which is not supplied by NOVA and which is sold or combined with a Product by GMP|Genetics, (iv) repairs or services rendered by GMP|Genetics, or (v) the negligent act or omission of GMP|Genetics.

         3.4 INDEMNIFICATION PROCEDURE. The party seeking indemnification (the "INDEMNIFIED PARTY") shall (a) give the other party (the "INDEMNIFYING PARTY") notice of such claim, (b) cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (c) give the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have no authority to settle any claim on behalf of the Indemnifying Party.

4.       TERM AND TERMINATION

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         4.1      TERM. This Agreement shall remain in force and effect for a period of five (5) years from the date the laboratory initiates services.

         4.2 TERMINATION BY GMP|GENETICS. GMP|Genetics may terminate this Agreement in the event that either (a) NOVA fails to perform any of its material obligations under this Agreement and such failure is not remedied within thirty
(30) days after receipt of written notice from GMP|Genetics, or (b) GMP|Genetics determines to cease all design and development of the genetics laboratory. Such termination shall be effected by GMP|Genetics by giving written notice to NOVA ten (10) days prior to the effective date of termination. GMP|Genetics can exit the agreement without cause within 90 days of the notification date and pay Nova a onetime cancellation fee of five hundred thousand dollars ($500,000).

         4.3 TERMINATION BY NOVA. NOVA may terminate this Agreement if GMP|Genetics fails to perform any of its material obligations under this Agreement and such failure is not remedied within thirty (30) days after receipt of written notice from NOVA.

         4.4      EFFECT OF TERMINATION. Upon any termination pursuant to
Section 5.2 or Section 5.3, NOVA shall be responsible for terminating the work of any subcontractors, which NOVA engages. In addition, NOVA shall be responsible for any costs incurred by any subcontractors after the effective date of termination by GMP|Genetics except for any additional costs due to activities requested by GMP|Genetics. In the event of termination, NOVA shall submit an invoice to GMP|Genetics covering all unpaid fees and costs through the effective date of termination as well as any additional costs due to activities requested by GMP|Genetics. GMP|Genetics shall pay the amount of any such invoice within twenty-five (25) business days of receipt of such invoices. Termination of this Agreement shall not affect the parties obligations pursuant to Sections 2.5, 3.2, 3.3, 4 and 6 which sections shall survive such termination.

5.       MISCELLANEOUS

         5.1 RELATIONSHIP OF PARTIES. The parties are not partners, employees or legal representatives of the other party for any purpose. Neither party shall have the authority to enter into any contracts in the name of or on behalf of the other party.

         5.2 FURTHER ASSURANCES. Each party shall, at the request and expense of the other party, do such acts or things as the other party may reasonably require for the purpose of obtaining, registering, maintaining, enforcing and preserving any of the Intellectual Property Rights of the other party related to the Products or such party's technology; provided, however, that the parties agree that each party has the exclusive right to enjoin any infringement by a third party of any Intellectual Property Rights of the party related to such party's technology. In the event that any unlawful copying of the Product, infringement of a party's rights in the Product, or infringement or registration by a third party of the rights of either party comes to the attention of either party, such party shall immediately inform the other in writing, stating the full facts of the infringement or registration known to it, including the identity of the suspected infringer or registrant, the place of the asserted infringement or registration and evidence thereof. Each of the parties agrees to cooperate fully with the other party at the expense of such other party if such other party sues to enjoin such infringements or to oppose or invalidate any such registration.

         5.3 NONASSIGNABILITY; BINDING ON SUCCESSORS. Either party may assign or otherwise transfer this Agreement in connection with a sale of all or a significant portion of its assets, or of its business, whether via merger or otherwise. Except as permitted in the preceding sentence, neither party shall assign

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any of its rights or obligations under this Agreement without the express written consent of the other party. Any attempted assignment under this Agreement without such consent shall be void. In the case of any permitted assignment or transfer of or under this Agreement, this Agreement or the relevant provisions shall be binding upon the executors, heirs, representatives, administrators and assigns of the parties hereto.

         5.4 SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

         5.5 FORCE MAJEURE. Neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder, and acts of God, provided that the party experiencing the delay promptly notifies the other party of the delay.

         5.6 WAIVER. Any waiver (express or implied) by either party of any breach of this Agreement shall be in writing and shall not constitute a waiver of any other or subsequent breach.

         5.7 ENTIRE AGREEMENT; AMENDMENT. This Agreement, any Exhibits attached hereto as well as the Confidential Business Plan and the Confidential Disclosure Agreement between GMP|Genetics and NOVA dated as of December 7,1999 and this even date, respectively, constitute the entire, final, complete and exclusive agreement between the parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in writing and signed by a duly authorized representative of each party.

         5.8 NOTICES. All notices, communications, requests, demands, consents and the like ("Notices") required or permitted under this Agreement will be in writing and will be deemed given and received (i) when delivered personally, (ii) when sent by confirmed telecopy, (iii) ten (10) days after having been duly mailed by first class, registered or certified mail, postage prepaid, or (iv) three (3) business days after deposit with a commercial overnight carrier, with written verification of receipt. All Notices will be addressed as follows:

              If to GMP|Genetics:

              GMP|Genetics, Inc.
              One East Broward Boulevard, Suite 1701
              Ft. Lauderdale, Fl 33301
              Attention:  Dr. Michael Salem, MD, Executive Vice President &
                          Medical Director
              Telephone:  (954) 745-3510
              Telecopy: (954) 745-3511

              If to NOVA:

              NOVA Biomedical Corporation
              200 Prospect Street
              Waltham, MA 02254
              Attention: Dr. Jeffrey A. DuBois, Ph.D., Vice President -
                         Business Development
              Telephone: (781) 647-3700
              Telecopy: (781) 899-0417

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or to such other address as the person to whom Notice is to be given may have furnished to the other in writing in accordance herewith, except that Notices of change of address will be effective only upon receipt. A Notice given by any means other than as specified herein will be deemed duly given when actually received by the addressee.

         5.9 CHOICE OF LAW, ARBITRATION. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of Massachusetts and in no event shall this Agreement be governed by the United Nations Convention on Contracts for the International Sale of Goods. Except as otherwise provided in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement shall be finally decided by binding arbitration conducted in English and in accordance with the then-current rules of the American Arbitration Association ("AAA"). There shall be one arbitrator selected in accordance with AAA rules. Any award issued by the arbitrator shall be final and non-appealable for both parties. The parties shall bear the costs of such arbitration equally, and the prevailing party (as determined by the arbitrator) in any such arbitration or any judicial enforcement or review proceeding shall be entitled to its reasonable attorneys' fees and costs in addition to any award ordered by the arbitrator.

         5.10 RIGHTS AND REMEDIES CUMULATIVE. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any other rights and remedies provided by law or otherwise.

         5.11 CAPTIONS AND SECTION REFERENCES. Captions and section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope of extent of such section or in any way affect such section.

         5.12 AUTHORITY TO ENTER INTO AND EXECUTE AGREEMENT; PRIOR GRANTS. Each party represents and warrants to the other that it has the right, full power and lawful authority to enter into this Agreement for the purposes herein (including the granting of licenses under this Agreement) and to carry out its obligations hereunder. Each party further warrants to the other that it has no other outstanding agreements or obligations inconsistent with the terms and provisions hereof and that it has not made any prior grants of rights in or to the Product, the GMP|Genetics Technology or the NOVA Technology to any third party which are inconsistent or would interfere in the performance of this Agreement.

         5.13 PUBLICITY. All notices to third parties and all other publicity concerning this Agreement or its subject matter shall be jointly planned and coordinated between the parties. Neither party shall act unilaterally in this regard without the prior written approval of the other party, which approval shall not be unreasonably withheld, and which shall be deemed to be given when disclosure is specifically required by law. All related communications within each party's organization shall be of a confidential nature.

         5.14 NON-SOLICITATION. The parties to this agreement agree not to solicit or hire each other's personnel without the advance written consent of the other party. This term shall survive the termination of this Agreement for a period of one year.

         5.15 COUNTERPARTS. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the Effective Date.

                     NOVA Biomedical - GMP|Genetics, Page 10

                               GMP|GENETICS, INC.



                               By:  Bart Chernow, MD
                                    President & CEO

                               On March 22, 2000

                               NOVA BIOMEDICAL CORPORATION



                               By:  Jeffrey A. DuBois, Ph.D.
                                    Vice President - Business Development

                               On March 21, 2000

                     NOVA Biomedical - GMP|Genetics, Page 11

                                    EXHIBIT A

                     STATEMENT OF BILLABLE RATES (PER HOUR*)

                                                                                 RATE
                            NOVA SUPPORT SERVICE                                ($/HOUR)
                            --------------------                                --------
                            Engineering/Development                               $125
                            Human Resources                               $100 plus agency fee
                            Business Development                                  $150
                            Finance                                               $125
                            Materials/Purchasing                   10% material overhead rate on all
                                                                               purchases
                            Information Systems                                   $125
                            Facilities/Construction                               $60
                            Administrative Support                                $60

                            * Plus expenses and materials

                                    EXHIBIT B

                         CAPITAL EQUIPMENT EXPENDITURES

     ITEM                           SOURCE & MODEL                      ESTIMATED COST (000'S)
     ----                           --------------                      ----------------------
Laboratory Info System              SCC, Cerner, or HBOC                           300

Computer Network and
computers plus peripherals          Compaq, IBM, HP                                150

Cell Fusion Systems (2)             BTX ECM 200 or

                                    BTX ECM Optimizor 500                           25

PCR processors (6)                  Hybaid                                          20

37(degree)C CO(2) incubator (6)     Forma Scientific                                60

70 - 80 (degree) C incubator (1)    Yamato Dx 300                                   17

automated pipetting station         Beckman, Tecan, Hamilton                        75

gel separation system               Genomyx/Beckman                                 25

gel reader                          Eagle Eye II                                     5

laminar flow hoods (6)              Forma Scientifica                               30

microscope (4)                      Olympus                                         20

cell counter/flow cytometer         Roche/Sysmex Diagnostics                       100

centrifuges (2)                     Beckman, IEC, Jouan                             15

walk-in refrigerator                Forma Scientifica                               10

walk-in incubator                   Forma Scientifica                               10

refrigerator                        Forma Scientifica                                1

Freezer (-20(degree)C) (2)          Labline                                          5

Freezer (-80(degree)C) (2)          Labline                                         10

De-ionized H(2)O system             US Filter                                       10

Liquid Nitrogen storage                                                              5

Genetic Analyzer                    PE Biosystems model 310                         55

Sequence detector                   PE Biosystems model 7700                        95

DNA Analyzer/sequencer              PE Biosystems model 310                        355
                                                                                 -----

                                          Subtotal                               1,398

                                    Material overhead (10%)                        140
                                                                                 -----

                                    GRAND TOTAL                                  1,538

                     NOVA Biomedical - GMP|Genetics, Page 2

                                    EXHIBIT C

           SPACE LEASE AGREEMENT, MANAGEMENT FEE, AND EQUITY OWNERSHIP

SPACE LEASE AGREEMENT.  A separate agreement to be executed with the following terms:

                        TERM:  60 months
                        LEASE RATE:  $15 per square foot for 3,200 square feet,
                                     the adjacent laboratory space will
                                     developed in parallel, and as additional space is required, rates may vary depending on the type of space required (excludes telephone, data processing, and communication utilities)


MANAGEMENT FEE. The management fee will be $20,000 per month payable monthly for the five year term of this agreement. A separate business fee of $500,000 per year will be paid at initiation in year 1 and then in equal monthly payments for each of the calendar months during years 2-5. The rate schedule in Exhibit B will be in effect for all additional billable hours by Nova for services rendered to GMP|Genetics.

EQUITY PARTICIPATION.      The equity and incentive compensation is outlined as
                           follows:

         1. 25,000 fully vested stock options of GMP Companies, Inc. at $18 per share.
         2. 200,000 common shares of GMP|Genetics at par value of $0.01 per share.
         3. 200,000 fully vested stock options of GMP|Genetics at $14 per share.
         4.       $50,000 cash bonus if the lab is operational by 7/1/2000.
         5. 5,000 fully vested stock options of GMP Companies, Inc. at current share value as 12/31/2000 if the lab is processing 100 samples per day.

                     NOVA Biomedical - GMP|Genetics, Page 3